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                                                                    EXHIBIT 24.1


CONSENT OF DELOITTE & TOUCHE LLP


The Board of Directors
Akashic Memories Corporation:

We consent to the incorporation by reference in Registration Statement No. 33-95230 of StorMedia, Inc. on Form S-8 of our report dated February 7, 1997 (December 31, 1997 as to Note 11), with respect to the consolidated financial statements of Akashic Memories Corporation and subsidiaries for the period from September 30, 1996 (inception) to December 31, 1996, and our report dated February 7, 1997 (December 31, 1997 as to Note 10), with respect to the consolidated financial statements of Akashic International, Inc. and subsidiaries (formally Akashic Memories Corporation) for the years ended December 31, 1996 and 1995, which reports appear in this Current Report on Form 8-K/A of StorMedia, Inc. dated January 13, 1998.


DELOITTE & TOUCHE LLP
San Jose, California
March 13, 1998